Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Akoustis Technologies, Inc. on Form S-3 (File Nos. 333-238130, 333-218245, and 333-222552), Form S-1 (File No. 333-225870), and Form S-8 (File Nos. 333-235665, 333-228451, 333-222917, and 333-215153), of our report dated August 21, 2020, with respect to our audits of the consolidated financial statements of Akoustis Technologies, Inc. as of June 30, 2020 and 2019 and for the two years in the period ended June 30, 2020, which report is included in this Annual Report on Form 10-K of Akoustis Technologies, Inc. for the year ended June 30, 2020.

Our report on the consolidated financial statements refers to a change in the method of accounting for lease due to adoption of the guidance in ASC Topic 842 effective July 1, 2019.

/s/ Marcum llp

Marcum llp

New York, NY

August 21, 2020